Exhibit 99.1

Contact:
Ian Frazer
Investor Relations
Lennar Corporation
(305) 485-4129
FOR IMMEDIATE RELEASE

Lennar Reports First Quarter 2025 Results
First Quarter 2025 Highlights - comparisons to the prior year quarter
•Net earnings per diluted share of $1.96 ($2.14, excluding mark-to-market losses on technology investments)
•Net earnings of $520 million
•New orders increased 1% to 18,355 homes; new orders dollar value decreased 4% to $7.4 billion
•Backlog of 13,145 homes with a dollar value of $5.8 billion
•Deliveries increased 6% to 17,834 homes
•Total revenues of $7.6 billion
•Homebuilding operating earnings of $809 million
◦Gross margin on home sales of 18.7% (18.8% before purchase accounting)
◦S,G&A expenses as a % of revenues from home sales of 8.5%
◦Net margin on home sales of 10.2%
•Financial Services operating earnings of $143 million
•Multifamily operations were breakeven
•Lennar Other operating loss of $89 million
•Homebuilding cash and cash equivalents of $2.3 billion
•Years supply of owned homesites of 0.2 years, lowest in the Company's history
•Controlled homesites of 98%, highest in the Company's history
•No outstanding borrowings under the Company's $3.0 billion revolving credit facility
•Homebuilding debt to total capital of 8.9%
•Repurchased 5.2 million shares of Lennar common stock for $703 million
•Completed spin-off of Millrose Properties, Inc. on February 7th
•Completed acquisition of Rausch Coleman Homes' homebuilding operations on February 10th
(more)

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Miami, March 20, 2025 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today reported results for its first quarter ended February 28, 2025. First quarter net earnings attributable to Lennar in 2025 were $520 million, or $1.96 per diluted share, compared to first quarter net earnings attributable to Lennar in 2024 of $719 million, or $2.57 per diluted share. Excluding mark-to-market losses on technology investments, first quarter net earnings attributable to Lennar in 2025 were $567 million, or $2.14 per diluted share, compared to first quarter net earnings attributable to Lennar in 2024 were $723 million or $2.58 per diluted share.
Stuart Miller, Executive Chairman and Co-Chief Executive Officer of Lennar, said, “We are pleased to report our 2025 first quarter results that were both constructive and strategic for Lennar. During the quarter, we continued to focus on our strategy of matching production pace with sales pace and maintaining even flow production. Additionally, during the quarter we distributed shares of Millrose Properties, Inc. (“Millrose”) to our shareholders, furthering our asset-light strategy. Finally, we completed the purchase of Rausch Coleman Homes, which expanded our footprint into both new and existing markets in an asset-light manner.”
“In our first quarter, we delivered 17,834 homes, above the high end of our guidance, and recorded new orders of 18,355 homes which also exceeded the high end of our guidance, as we continued to focus matching production pace with sales pace and maintaining even flow production. Accordingly, we ended the quarter with limited inventory of two completed, unsold homes per community, which was within our historical range.”
“Reflecting continued weakness in the market, however, our average sales price, net of incentives, declined to $408,000, 1% lower than last year. Additionally, our gross margin was 18.7%, just shy of our guidance, and our SG&A expenses were 8.5%, producing a 10.2% net margin, all contributing to earnings of $520 million, or $1.96 per diluted share.”
“Our first quarter was marked by a challenging macroeconomic environment for homebuilding. While demand remains strong, persistently higher interest rates and inflation, combined with a downturn in consumer confidence and a limited supply of affordable homes, made it increasingly difficult for consumers to access homeownership.
“We continued to use incentives, including interest rate buydowns, to reconcile home prices to market conditions. These incentives bridged affordability to activate sales and manage inventory, while continuing to provide supply to the market. Generally speaking, net prices for homes, together with rents in overbuilt apartment markets, have started to decline, as demand remains constrained by affordability.”
“During the quarter, we also constructively allocated capital, while we continued to strengthen and fortify our balance sheet. We repurchased $703 million of our common stock, we distributed shares of Millrose to our shareholders and issued our regular dividend. We ended the quarter with no outstanding borrowings on our $3.0 billion revolving credit facility, cash of $2.3 billion, and with homebuilding debt to total capital of 8.9%. Our balance sheet remains extremely strong.”
Jon Jaffe, Co-Chief Executive Officer and President of Lennar, said, "Operationally, our starts pace and sales pace were 4.0 homes and 4.1 homes per community, respectively, in the first quarter, as we continue to move closer

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to an even flow operating model. Our cycle time was down to 137 days, or 11% lower year over year, as our production-first focus has positively impacted our production times, while our inventory turn improved to 1.7 times, compared to 1.5 last year, reflecting broader efficiencies.”
“As we completed the migration to our land light strategy with the spin-off of Millrose during the first quarter, our years supply of owned homesites improved to 0.2 years from 1.3 years last year, and our controlled homesite percentage increased to 98% from 77% year over year, resulting in a return on inventory of 29.7%.”
Mr. Miller concluded, “Despite an uncertain macro environment, we are optimistic about our business and remain focused on our mission of building a healthier housing market and bringing attainable homes to more people. As we look ahead, we expect to deliver between 19,500 to 20,500 homes for the second quarter and expect our gross margin to be approximately 18%, depending on market conditions. We remain steadfast in our goals to match our production with sales pace, drive strong current cash flow, and maintain carefully managed inventory levels so that, as market conditions stabilize and ultimately improve, we will benefit from normalized margins across our growing volume.”
RESULTS OF OPERATIONS
THREE MONTHS ENDED FEBRUARY 28, 2025 COMPARED TO
THREE MONTHS ENDED FEBRUARY 29, 2024
As previously announced on February 10, 2025, Lennar Corporation completed its acquisition of Rausch Coleman Homes (“Rausch”). The results of operations include activity related to Rausch from February 10, 2025 to February 28, 2025. Prior year information includes only stand-alone data for Lennar Corporation for the three months ended February 29, 2024.
Homebuilding
Revenues from home sales increased 5% in the first quarter of 2025 to $7.2 billion from $6.9 billion in the first quarter of 2024. Revenues were higher primarily due to a 6% increase in the number of home deliveries, partially offset by a 1% decrease in the average sales price of homes delivered. New home deliveries increased to 17,834 homes in the first quarter of 2025 from 16,798 homes in the first quarter of 2024. The average sales price of homes delivered was $408,000 in the first quarter of 2025, compared to $413,000 in the first quarter of 2024. The decrease in average sales price of homes delivered in the first quarter of 2025 compared to the same period last year was primarily due to continued weakness in the market.
Gross margins on home sales were $1.4 billion, or 18.7% (18.8% excluding purchase accounting of $7.8 million), in the first quarter of 2025, compared to $1.5 billion, or 21.8%, in the first quarter of 2024. During the first quarter of 2025, gross margins decreased due to an increase in land costs year over year, as well as a decrease in revenue per square foot, which was partially offset by a decrease in construction costs as the Company continues to focus on construction cost savings.
Selling, general and administrative expenses were $616 million in the first quarter of 2025, compared to $568 million in the first quarter of 2024. As a percentage of revenues from home sales, selling, general and administrative

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expenses increased to 8.5% in the first quarter of 2025, from 8.2% in the first quarter of 2024, primarily due to an increase in marketing and selling expenses.
Financial Services
Operating earnings for the Financial Services segment were $143 million in the first quarter of 2025, compared to $131 million in the first quarter of 2024. The increase in operating earnings was primarily due to higher volume from increased Lennar deliveries.
Ancillary Businesses
The Multifamily operations were breakeven in the first quarter of 2025, compared to an operating loss of $16 million in the first quarter of 2024. Operating loss for the Lennar Other segment was $89 million in the first quarter of 2025, compared to an operating loss of $40 million in the first quarter of 2024. The Lennar Other operating loss for the first quarter of 2025 was primarily due to losses on the Company's technology investments.
Tax Rate
In the first quarter of 2025 and 2024, the Company had tax provisions of $170 million and $211 million, which resulted in an overall effective income tax rate of 24.6% and 22.7%, respectively. For both periods, the Company's effective income tax rate included state income tax expense and non-deductible executive compensation, partially offset by tax credits. The increase in the effective tax rate from the prior year for the first quarter of 2025 was primarily due to a decrease in excess tax benefits from share-based compensation and a decrease in solar tax credits.
Share Repurchases
In the first quarter of 2025, the Company repurchased 5.2 million shares of its common stock for $703 million at an average share price of $134.40.
Millrose Spin-Off
On February 7, 2025, Lennar successfully completed the taxable spin-off of Millrose Properties, Inc. from Lennar through a distribution of approximately 80% of Millrose's stock to Lennar's stockholders. Lennar will temporarily retain, but will not vote, the remaining 20% of the total outstanding shares of Millrose common stock, which it expects to dispose of through a subsequent spin-off, split-off, public offering, private sale or any combination of these potential transactions. In connection with the spin-off, Lennar contributed to Millrose $5.6 billion in land assets and cash of $1.0 billion, which included $584 million of cash deposits related to option contracts. The spin-off transaction accelerates Lennar's longstanding strategy of becoming a pure-play, asset-light, new home manufacturing company.
Rausch Acquisition
On February 10, 2025, Lennar acquired Rausch Coleman Homes, a residential homebuilder based in Fayetteville, Arkansas. Lennar acquired Rausch’s homebuilding operations while Millrose acquired Rausch's land assets and Lennar has options on the land. With this acquisition, Lennar has expanded its footprint into new markets in Arkansas (Bentonville/Fayetteville, Little Rock and Jonesboro), Oklahoma (Tulsa and Stillwater), Alabama

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(Birmingham and Tuscaloosa), and Kansas/Missouri (Kansas City), while adding to its existing footprint in Texas (Houston and San Antonio), Oklahoma (Oklahoma City), Alabama (Huntsville) and Florida (Gulf Coast).
Liquidity
At February 28, 2025, the Company had $2.3 billion of Homebuilding cash and cash equivalents and no outstanding borrowings under its $3.0 billion revolving credit facility, thereby providing approximately $5.3 billion of available capacity.
Guidance
The following are the Company's expected results of its homebuilding and financial services activities for the second quarter of 2025:

New Orders	22,500 - 23,500
Deliveries	19,500 - 20,500
Average Sales Price	$390,000 - $400,000
Gross Margin % on Home Sales	Approximately 18%
S,G&A as a % of Home Sales	8.0% - 8.2%
Financial Services Operating Earnings	$135 million - $145 million

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the homebuilding market and other markets in which we participate, as well as our expected results and guidance. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which are expressly qualified in their entirety by this cautionary statement and speak only as of the date made. Important factors that could cause differences between anticipated and actual results include slowdowns in real estate markets in regions where we have significant Homebuilding or Multifamily development activities or own a substantial number of single-family homes for rent; decreased demand for our homes, either for sale or for rent, or Multifamily rental apartments; the potential impact of inflation; the impact of increased cost of mortgage financing for homebuyers, increased interest rates or increased competition in the mortgage industry; supply shortages and increased costs related to construction materials, including lumber, and labor; changes in trade policy affecting our business, including new or increased tariffs, as well as the potential impact of retaliatory tariffs and other penalties; changes in U.S and foreign governmental laws, regulations and policies, including retaliatory policies against the United States, that may impact our business and operations; cost increases related to real estate taxes and insurance; the effect of increased interest rates with regard to our funds' borrowings on the willingness of the funds to invest in new projects; reductions in the market value of our investments in public companies; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our inability to successfully execute our strategies, including our land light strategy; any potential subsequent transactions we may enter into following our spin-off of Millrose Properties, Inc.; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; the forfeiture of deposits related to land purchase options we decide not to exercise; the effects of public health issues such as a major epidemic or pandemic that could have a negative impact on the economy and on our businesses; possible unfavorable results in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the other risks and uncertainties described in our filings from time to time with the Securities and Exchange Commission, including those included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K filed on January 23, 2025 and Quarterly Reports on Form 10-Q. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s first quarter earnings will be held at 11:00 a.m. Eastern Time on Friday, March 21, 2025. The call will be broadcast live on the Internet and can be accessed through the Company’s website at investors.lennar.com. If you are unable to participate in the conference call, the call will be archived at investors.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-0176 and entering 5723593 as the confirmation number.
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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended
	February 28, 2025	February 29, 2024
Revenues:
Homebuilding	$7,283,870	6,930,991
Financial Services	277,077	249,720
Multifamily	63,196	129,677
Lennar Other	7,402	2,542
Total revenues	$7,631,545	7,312,930

Homebuilding operating earnings	$809,273	1,028,796
Financial Services operating earnings	143,483	131,296
Multifamily operating loss	(23)	(15,639)
Lennar Other operating earnings loss	(89,283)	(39,548)
Corporate general and administrative expenses	(147,378)	(157,321)
Charitable foundation contribution	(17,834)	(16,798)
Earnings before income taxes	698,238	930,786
Provision for income taxes	(169,525)	(210,865)
Net earnings (including net earnings attributable to noncontrolling interests)	528,713	719,921
Less: Net earnings attributable to noncontrolling interests	9,187	587
Net earnings attributable to Lennar	$519,526	719,334

Basic and diluted average shares outstanding	262,733	276,946

Basic and diluted earnings per share	$1.96	2.57

Supplemental information:
Interest incurred (1)	$31,489	36,511

EBIT (2):
Net earnings attributable to Lennar	$519,526	719,334
Provision for income taxes	169,525	210,865
Interest expense included in:
Costs of homes sold	28,118	39,214
Homebuilding other income, net	3,528	4,915
Total interest expense	31,646	44,129
EBIT	$720,697	974,328
(1)Amount represents interest incurred related to homebuilding debt.
(2)EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended
	February 28, 2025	February 29, 2024
Homebuilding revenues:
Sales of homes	$7,240,546	6,901,781
Sales of land	35,326	20,752
Other homebuilding	7,998	8,458
Total homebuilding revenues	7,283,870	6,930,991

Homebuilding costs and expenses:
Costs of homes sold	5,888,144	5,395,532
Costs of land sold	36,077	14,017
Selling, general and administrative	615,739	567,987
Total homebuilding costs and expenses	6,539,960	5,977,536
Homebuilding net margins	743,910	953,455
Homebuilding equity in earnings from unconsolidated entities	35,004	13,302
Homebuilding other income, net	30,359	62,039
Homebuilding operating earnings	$809,273	1,028,796

Financial Services revenues	$277,077	249,720
Financial Services costs and expenses	133,594	118,424
Financial Services operating earnings	$143,483	131,296

Multifamily revenues	$63,196	129,677
Multifamily costs and expenses	73,376	132,667
Multifamily equity in earnings (loss) from unconsolidated entities and other income (expense), net	10,157	(12,649)
Multifamily operating loss	$(23)	(15,639)

Lennar Other revenues	$7,402	2,542
Lennar Other costs and expenses	23,564	9,088
Lennar Other equity in loss from unconsolidated entities and other	(10,618)	(27,865)
Lennar Other realized and unrealized losses from technology investments (1)	(62,503)	(5,137)
Lennar Other operating loss	$(89,283)	(39,548)
(1)The following is a detail of Lennar Other realized and unrealized losses from mark-to-market adjustments on technology investments:

	Three Months Ended
	February 28, 2025	February 29, 2024
Blend Labs (BLND)	$(3,737)	2,936
Hippo (HIPO)	(12,890)	16,449
Opendoor (OPEN)	(18,786)	1,315
SmartRent (SMRT)	(4,483)	(1,963)
Sonder (SOND)	(19)	51
Sunnova (NOVA)	(22,588)	(23,925)
	$(62,503)	(5,137)

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, New Jersey and Pennsylvania
Central: Alabama, Georgia, Illinois, Indiana, Maryland, Minnesota, North Carolina, South Carolina, Tennessee and Virginia
South Central: Arkansas, Kansas, Missouri, Oklahoma and Texas
West: Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah and Washington
Other: Urban divisions

	First Quarter
	2025	2024	2025	2024	2025	2024
Deliveries:	Homes		Dollar Value		Average Sales Price
East	4,311	4,583	$1,668,880	1,905,846	$387,000	416,000
Central	4,029	3,701	1,557,555	1,440,429	387,000	389,000
South Central	4,730	4,263	1,160,523	1,070,159	245,000	251,000
West	4,756	4,238	2,888,685	2,521,491	607,000	595,000
Other	8	13	5,886	6,817	736,000	524,000
Total	17,834	16,798	$7,281,529	6,944,742	$408,000	413,000
Of the total homes delivered listed above, 80 homes with a dollar value of $41 million and an average sales price of $512,000 represent home deliveries from unconsolidated entities for the three months ended February 28, 2025, compared to 77 home deliveries with a dollar value of $43 million and an average sales price of $558,000 for the three months ended February 29, 2024.

	First Quarter
	2025	2024	2025	2024	2025	2024	2025	2024
New Orders:	Active Communities		Homes		Dollar Value		Average Sales Price
East	330	284	3,974	4,383	$1,526,559	1,851,718	$384,000	422,000
Central	447	340	4,639	4,417	1,835,498	1,764,896	396,000	400,000
South Central	387	233	4,921	4,431	1,172,861	1,119,999	238,000	253,000
West	418	368	4,811	4,927	2,888,650	2,996,239	600,000	608,000
Other	2	2	10	18	7,164	9,530	716,000	529,000
Total	1,584	1,227	18,355	18,176	$7,430,732	7,742,382	$405,000	426,000
Of the total homes listed above, 101 homes with a dollar value of $60 million and an average sales price of $593,000 represent homes in 11 active communities from unconsolidated entities for the three months ended February 28, 2025, compared to 46 homes with a dollar value of $25 million and an average sales price of $548,000 in six active communities for the three months ended February 29, 2024.

	First Quarter
	2025 (1)	2024	2025	2024	2025	2024
Backlog:	Homes		Dollar Value		Average Sales Price
East	2,999	6,310	$1,333,063	2,632,787	$445,000	417,000
Central	4,045	3,949	1,684,706	1,722,219	416,000	436,000
South Central	3,027	2,063	725,427	525,781	240,000	255,000
West	3,071	3,940	2,021,262	2,547,090	658,000	646,000
Other	3	8	1,626	4,241	542,000	530,000
Total	13,145	16,270	$5,766,084	7,432,118	$439,000	457,000
Of the total homes in backlog listed above, 100 homes with a backlog dollar value of $83 million and an average sales price of $827,000 represent the backlog from unconsolidated entities at February 28, 2025, compared to 116 homes with a backlog dollar value of $57 million and an average sales price of $495,000 at February 29, 2024.
(1) As of February 28, 2025, backlog includes 980 homes acquired in connection with the Rausch Coleman Homes acquisition. Of the homes in backlog, 214 and 766 homes were in the Central and South Central homebuilding segments, respectively. As of February 28, 2025, backlog also includes 11 homes acquired from a small builder in the West homebuilding segment.

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LENNAR CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(unaudited)

	February 28, 2025	November 30, 2024
ASSETS
Homebuilding:
Cash and cash equivalents	$2,283,928	4,662,643
Restricted cash	22,487	11,799
Receivables, net	1,063,934	1,053,211
Inventories:
Finished homes and construction in progress	9,091,705	10,884,861
Land and land under development	1,062,369	4,750,025
Inventory owned	10,154,074	15,634,886
Consolidated inventory not owned	3,454,642	4,084,665
Inventory owned and consolidated inventory not owned	13,608,716	19,719,551
Deposits and pre-acquisition costs on real estate	5,161,259	3,625,372
Investments in unconsolidated entities	2,645,734	1,344,836
Goodwill	3,442,359	3,442,359
Other assets	1,657,511	1,734,698
	29,885,928	35,594,469
Financial Services	3,000,778	3,516,550
Multifamily	1,275,152	1,306,818
Lennar Other	824,245	894,944
Total assets	$34,986,103	41,312,781

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$1,926,358	1,839,440
Liabilities related to consolidated inventory not owned	3,037,085	3,563,934
Senior notes and other debts payable, net	2,211,272	2,258,283
Other liabilities	3,076,776	3,201,552
	10,251,491	10,863,209
Financial Services	1,626,271	2,140,708
Multifamily	141,380	181,883
Lennar Other	99,617	105,756
Total liabilities	12,118,759	13,291,556

Stockholders’ equity:
Preferred stock	—	—
Class A common stock of $0.10 par value	26,133	25,998
Class B common stock of $0.10 par value	3,660	3,660
Additional paid-in capital	5,812,802	5,729,434
Retained earnings	21,302,131	25,753,078
Treasury stock	(4,424,039)	(3,649,564)
Accumulated other comprehensive income	7,351	7,529
Total stockholders’ equity	22,728,038	27,870,135
Noncontrolling interests	139,306	151,090
Total equity	22,867,344	28,021,225
Total liabilities and equity	$34,986,103	41,312,781

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LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	February 28, 2025	November 30, 2024	February 29, 2024
Homebuilding debt	$2,211,272	2,258,283	2,830,332
Stockholders' equity	22,728,038	27,870,135	26,647,835
Total capital	$24,939,310	30,128,418	29,478,167
Homebuilding debt to total capital	8.9%	7.5%	9.6%

Homebuilding debt	$2,211,272	2,258,283	2,830,332
Less: Homebuilding cash and cash equivalents	2,283,928	4,662,643	4,950,128
Net homebuilding debt	$(72,656)	(2,404,360)	(2,119,796)
Net homebuilding debt to total capital (1)	(0.3)%	(9.4)%	(8.6)%

(1)Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.